Exhibit 10.5

Execution Version

DATED 15 March 2019

AUTOMOBILE CLUB DE L’OUEST (1)

and

MOTORSPORT GAMING US LLC (2)

and

LE MANS ESPORTS SERIES LIMITED (3)

Joint Venture Agreement

In respect of Le Mans eSports Series Limited

Walker Morris LLP Tel: +44 113 283 2500 Ref: OOD/VVM/ AUT01469.1

Execution Version

CONTENTS

SECTION	HEADING	PAGE

1	Definition and INTERPRETATION	3

2	OBJECTS OF THE COMPANY	7

3	CONDITIONS	7

4	APPOINTMENT OF DIRECTORS	7

5	CONDUCT OF THE COMPANY’S AFFAIRS	8

6	STAFF	9

7	LOAN FINANCE	9

8	GUARANTEES GIVEN BY THE SHAREHOLDERS	10

9	DISPOSAL OR CHARGING OF THE SHARES	12

10	EXERCISE OF VOTING RIGHTS	12

11	WARRANTIES	12

12	anti-corruption	12

13	SURRENDER OF LOSSES ELIGIBLE FOR TAX RELIEF	13

14	Call Option	13

15	COMPLETION OF SALES OF SHARES	14

16	Intellectual Property	15

17	CONFIDENTIALITY	15

18	NO PARTNERSHIP	16

19	COSTS	16

20	DURATION	16

21	ASSIGNMENT	16

22	SUCCESSORS AND ASSIGNS	16

23	THIRD PARTY RIGHTS	16

24	WAIVER, FORBEARANCE AND VARIATION	17

25	SEVERABILITY	17

26	ENTIRE AGREEMENT	17

27	THE TERMS OF THIS AGREEMENT TO PREVAIL	17

28	NOTICES	17

29	COUNTERPARTS	19

30	CHOICE OF LAW AND JURISDICTION	19

SCHEDULE 1 – Deed of adherence		20

Execution Version

THIS AGREEMENT is made on 15 March 2019

BETWEEN:

(1)	AUTOMOBILE CLUB DE L’OUEST, a company registered in France with company number W 723 000 156 and whose registered office is at Circuit des 24 Heures, CS 21928, 72 019 Le Mans Cedex 2, France (Party A);

(2)	MOTORSPORT GAMING US LLC, a company incorporated in Florida, USA with company number L18000185473 and whose registered office is at 5972 NE 4th Avenue, Miami, FL 33137, USA (Party B); and

(3)	LE MANS ESPORTS SERIES LIMITED, a company registered in England with company number: 11862316 and whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (the Company).

BACKGROUND:

(A)	In consideration of the investments which Party A and Party B have already made to the Business, the parties have agreed to enter into this agreement to regulate the management and control of the Company and set out the rights and obligations of each of the Shareholders.

(B)	The parties acknowledge that, prior to the date of this agreement, they have been running the Business on an informal basis and have each invested capital into the Business and, in addition, made or will continue to make the following non-capital contributions to the Business:

i.	Party A has and will continue to provide a dedicated team to develop and implement the Business and has and will continue to make the 24 Hours of Le Mans brand available to the Company under a separate licence agreement; and

ii.	Party B has provided and will continue to provide a dedicated team to develop and implement the Business and has and will make itself and its employees, who have experience in e-sports and e-gaming platforms, available to the Company to develop the Business and create a dedicated gaming platform for use by and to facilitate the continued development of the Business.

(C)	As a result of the arrangements set out in recital (B) above and the contributions which have been made prior to the date of this agreement and which are expected to be made by the parties after the date of this agreement, the shareholdings of the Company on its incorporation will be:

i.	Party A will be issued with 55 A Shares; and

ii.	Party B will be issued with 45 B Shares.

AGREED TERMS:

1	Definition and INTERPRETATION

1.1	In this agreement and the schedules the following words have the following meanings:

24 Hours of Le Mans means the world oldest active sports car race in endurance racing organized by the ACO and is held on the Circuit de la Sarthe;

A Directors means the directors appointed from time to time by the holders of a majority of the A Shares pursuant to clause 4.2;

Execution Version

A Shares means the A ordinary shares of £0.01 each in the capital of the Company;

ACO means Automobile Club de l’Ouest;

Act means the Companies Act 2006, as amended from time to time;

Articles means the articles of association to be adopted by the Company in accordance with clause 3.1;

Associated Person means in relation to a company, a person (including an employee, agent or subsidiary) who performs services for or on behalf of that company;

B Directors means the directors appointed from time to time by the holders of a majority of the B Shares pursuant to clause 4.3;

B Shares means the B ordinary shares of £0.01 each in the capital of the Company;

Board means the board of directors for the time being of the Company, including any committee appointed by the board of directors;

Business means the business of the Company set out in clause 2.1;

Business Day means a day (other than a Saturday or Sunday) on which clearing banks are generally open for a full range of banking transactions in the City of London;

Buyer has the meaning given to it in clause 15.1.1;

Call Option has the meaning given to it in clause 14.3;

Call Option Notice has the meaning given to it in clause 14.3;

Chairman means the chairman of the Company appointed in accordance with clause 4.4;

CEO means the chief executive office of the Company appointed in accordance with clause 4.6;

Company Board Meeting means a meeting of the Board to approve (i) the appointment of Stephen Hood, Dmitry Kozko, Gerard Neveu, Pierre Fillon and Marie Alvarez-Garzon as directors of the Company; (ii) the nomination of Gerard Neveu, Pierre Fillon and Marie Alvarez-Garzon as A Directors; (iii) the nomination of Stephen John Hood and Dmitry Kozko as B Directors; (iv) the appointment of Oakwood Corporate Secrtetary Limited as the secretary of the Company; (v) the circulation of the Written Resolution to the Shareholders; and (vi) the signing of this agreement by a director on behalf of the Company;

Company Written Resolution means a written resolution of the Shareholders adopting the Articles.

Confidential Information means the existence or terms of this agreement and all data or information (whether technical, commercial, financial or of any other type) in any form acquired under, pursuant to or in connection with, this agreement and any information used in or relating to the business of the Company, any of its subsidiaries, any Shareholder or Group Member (including information relating to products (bought, manufactured, produced, distributed or sold), services (bought or supplied), operations, processes, formulae, methods, plans, strategy, product information, know-how, design rights, trade secrets, market opportunities, customer lists, commercial relationships, marketing, sales materials and general business affairs), and which are for the time being confidential to the relevant entity;

Execution Version

Controlled has the meaning given to it by section 450 of the CTA;

CTA means the Corporation Tax Act 2010;

Defaulting Shareholder has the meaning given to it in clause 14.1;

Equity Share Capital has the meaning given to it by section 548 of the Act;

Event of Default has the meaning given to it in clause 14.3;

FIA means Fédération Internationale de l’Automobile;

FIA World Endurance Championship means the auto racing world championship organized by the ACO and sanctioned by the FIA;

Group Member means any company which is a member of the same group (as that term is defined in section 1261(1) of the Act) as either of the Shareholders (as applicable);

in the agreed form means in the form of a draft agreed between the parties prior to the date of this agreement and initialled by or on behalf of them for the purposes of identification;

in the agreed proportions means 55 per cent in respect of Party A and 45 per cent in respect of Party B or (if different) such other proportions as equal, at the time when any loan finance falls to be contributed by Party A and Party B under clause 8 or any liability arises under clause 8 (as the case may be), the percentages which the nominal value of the Shares beneficially owned by Party A and Party B respectively in the Equity Share Capital of the Company bears to the entire issued share capital of the Company and agreed proportion shall be construed accordingly;

Intellectual Property means patents, utility models, rights to inventions, copyright and related rights (including in computer software), moral rights, trade marks, service marks, trade names, business names, domain names, rights in trade dress or get-up, rights to goodwill or to sue for passing off or for unfair competition, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

London Stock Exchange means London Stock Exchange plc;

Prescribed Price has the meaning given to it in clause 14.3;

Recipient has the meaning given to it in clause 28.3;

Seller has the meaning given to it in clause 15.1.1;

Sender has the meaning given to it in clause 28.3;

Shareholders means Party A and Party B or any person or persons to whom they have transferred their Shares in accordance with the terms of this agreement and the Articles;

Execution Version

Shares means the A Shares and B Shares and any shares issued in exchange for those shares by way of conversion or reclassification and any shares representing or deriving from those shares as a result of any increase in, or the reorganisation or variation of, the capital of the Company;

subsidiary and holding company shall have the meanings ascribed to such expressions by section 1159 of the Act;

Warranties means those warranties on the part of each Shareholder contained in clause 11; and

Vice Chairman means the vice chairman of the Company appointed in accordance with clause 4.5;

1.2	The rules of interpretation set out in clauses 1.2 to 1.11 (inclusive) apply in this agreement.

1.3	Clause headings do not affect the interpretation of this agreement and references to clauses are to clauses in this agreement.

1.4	A person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).

1.5	Any reference to a Party means Party A and Party B and the Company and any other person who adheres to this agreement as a Party.

1.6	Words in the singular include the plural and in the plural include the singular.

1.7	A reference to a statute, statutory provision, subordinate legislation, EU Directive or other enactment:

1.7.1	is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment; and

1.7.2	includes any statute, statutory provision, subordinate legislation, EU Directive or other enactment which it amends or re-enacts,

except to the extent that any such amendment, extension or re-enactment made after the date of this agreement would increase the liability of any Party.

1.8	Any reference to a statute or statutory provision includes any subordinate legislation made under it. A reference to laws means all applicable laws (whether civil, criminal or administrative), legislation, statutes, directives, regulations, rules, judgments, decisions, decrees, treaties, orders, civil codes, instruments, subordinate legislation, by-laws, rules of common law and any other legislative measures or decisions in any jurisdiction.

1.9	Save as otherwise provided in this agreement and save where the context does not otherwise admit, words and expressions defined in the Act have the same meaning in this agreement as the meaning defined in the Act.

1.10	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

Execution Version

1.11	Unless the context requires otherwise, references in this agreement to a date or time shall be the date and/or time in England.

2	OBJECTS OF THE COMPANY

2.1	The primary object of the Company shall be to carry on the promotion of and running of an electronic sports events business replicating races of the FIA World Endurance Championship and the 24 Hours of Le Mans on an electronic gaming platform and such other business as the Board may agree from time to time in writing should be carried on by the Company.

2.2	The central management and control of the Company shall be exercised in England and each of the Shareholders shall use its best endeavours to ensure that the Company is treated by all relevant authorities as being resident for taxation and other purposes in England.

3	CONDITIONS

3.1	The obligations of the Parties are subject to and conditional upon the satisfaction of each of the following conditions:

3.1.1	the adoption of the Articles by the Company;

3.1.2	the holding of the Company Board Meeting;

3.1.3	the passing of the Company Written Resolution;

3.1.4	the appointment of Gerard Neveu, Pierre Fillon and Marie Alvarez-Garzon as A Directors;

3.1.5	the appointment of Stephen Hood and Dmitry Kozko as B Directors;

3.1.6	the appointment of Marie Alvarez-Garzon as the Chairman;

3.1.7	the appointment of Dmitry Kozko as the Vice Chairman;

3.1.8	the appointment of Gerard Neveu as the CEO; and

3.1.9	the appointment of Oakwood Corporate Secretary Limited as secretary of the Company.

3.2	The Parties shall use their best endeavours to ensure that all the provisions of clause 3.1 are complied with not later than 10 Business Days after the date of this agreement but if by that date any of those provisions have not been satisfied or waived in writing by the Parties this agreement shall be null and void without any claim or liability by any Party against any other Party save in respect of this clause 3.2.

4	APPOINTMENT OF DIRECTORS

4.1	The maximum number of directors of the Company holding office at any time shall be five unless otherwise expressly agreed in writing by each Party.

4.2	The holders of a majority of the A Shares shall be entitled in accordance with the Articles to appoint up to three persons as directors of the Company and at any time to require the removal or substitution of any A Director so appointed by it pursuant to the powers conferred on the holders of the A Shares pursuant to the Articles.

Execution Version

4.3	The holders of a majority of the B Shares shall be entitled in accordance with the Articles to appoint up to two persons as directors of the Company and at any time to require the removal or substitution of any B Director so appointed by it pursuant to the powers conferred on the holders of the B Shares pursuant to the Articles.

4.4	The Chairman shall be nominated by a majority of the holders of the A Shares from time to time who at any time may require the removal or substitution of that Chairman. The first Chairman shall be Marie Alvarez-Garzon.

4.5	The Vice Chairman shall be nominated by a majority of the holders of the B Shares from time to time who at any time may require the removal or substitution of that Vice Chairman. The first Vice Chairman shall be Dmitry Kozko.

4.6	The CEO shall be nominated by a majority of the Board from time to time who at any time may require the removal or substitution of that CEO. The first CEO shall be Gerard Neveu.

4.7	If the Chairman is not present at any meeting of the Board the following shall be applied:

4.7.1	first, if the Vice Chairman is present at that Board meeting, he shall act as the chairman of that meeting;

4.7.2	second, if the Vice Chairman is not present at that meeting but the CEO is present, he shall act as chairman of that meeting;

4.7.3	third, if the CEO is not present at that meeting then the members of the Board present at that Board Meeting shall elect another A Director to act as chairman of that meeting before any other business is carried on.

The parties acknowledge that the material to be discussed at any meeting of the Board will be prepared by the CEO.

4.8	The parties shall procure that the Board shall meet in person at least two times in each calendar year in either Paris or London (unless otherwise agreed by the parties).

4.9	The parties shall procure that meetings of the Board shall be held via electronic means or in person in each calendar month.

5	CONDUCT OF THE COMPANY’S AFFAIRS

The Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Company so as to procure (insofar as they are able by the exercise of those rights and powers) that at all times during the term of this agreement:

5.1	the business of the Company consists exclusively of the Business;

Execution Version

	5.2	the Shareholders shall each be entitled to examine the separate books and accounts to be kept by the Company and to be supplied with all relative information, including monthly management accounts and operating statistics and all other trading and financial information in such form as they may reasonably require to keep each of them properly informed about the business of the Company and, if applicable, each subsidiary of the Company and generally to protect their interests;

	5.3	the auditors of the Company, and, if applicable, each subsidiary of the Company shall be BDO UK LLP or such other firm of chartered accountants as the Parties may agree should be appointed;

	5.4	the registered office of the Company and, if applicable, each subsidiary of the Company shall be at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT or at such other place as the Shareholders may agree;

	5.5	the Company shall comply with the provisions of the Articles;

	5.6	the Articles will not be altered and no further articles of association or resolutions inconsistent with the Articles will be adopted or passed unless the terms of those articles or resolutions have been previously approved in writing by each of the Shareholders;

	5.7	the Company shall procure that any company which becomes a subsidiary of the Company at any time during the term of this agreement shall adopt articles of association in a form approved by the Shareholders;

	5.8	the Board will determine the general policy of the Company and, if applicable, each subsidiary of the Company (subject to the express provisions of this agreement) including the scope of their respective activities and operations and the Board will reserve to itself all matters involving major or unusual decisions.

6	STAFF

	6.1	The Company shall recruit and employ such staff as the Board shall from time to time consider necessary for the proper conduct of the Business and each of the Shareholders shall (if so requested by the Board) second executive personnel to the Company on a full time basis and otherwise on terms to be agreed between the Shareholders.

	6.2	If the Board determines that any person so seconded to the Company is not suitable for employment in connection with the Business it may require the Shareholder who has seconded that person to the Company to withdraw and replace that person or to take such other steps as it may deem necessary or expedient.

	6.3	All the salaries, wages, allowances, travelling and accommodation expenses and other benefits to which the staff of the Company may be entitled and all necessary employer’s pension and national insurance contributions shall, except where otherwise agreed, be borne and paid by the Company.

7	LOAN FINANCE

	7.1	The Shareholders shall each use their respective reasonable endeavours to procure that the requirements of the Company for working capital to finance the Business are met as far as practicable by borrowings from banks and other similar lending sources on the most favourable terms reasonably obtainable (including but not limited to the terms regarding interest, repayment and security), and provided such terms are agreed at a meeting of the Board. The Shareholders agree that any such financing shall be on a non or limited recourse basis on such terms as shall be agreed from time to time by the Board and that any security required in respect of that finance shall be provided by the Company which shall, if necessary and so determined by resolution of the Board, be empowered to mortgage, charge, pledge or otherwise encumber its assets as security for that finance.

Execution Version

	7.2	All working capital requirements of the Company for the purpose of the Business which exceed the Company’s resources and which cannot be financed from external sources shall be contributed to the Company by each Shareholder pro rata to the number of Shares that it holds by way of loan capital (which shall accrue the market rate of interest applicable at that time or such other terms as may be agreed between the Shareholders). Each Shareholder shall be required to make such loan capital available to the Company after being given not less than 20 Business Days’ prior notice in writing by the Board specifying the date upon which the capital is required. These loans shall rank equally in all respects as to repayment, finance charges and otherwise and shall be made on terms that no repayment to one Shareholder shall be made by the Company unless at the same time a pro rata repayment is made to the other Shareholder.

	7.3	If any party advances funds, with the prior consent of the Board, in excess of its agreed proportion then those funds so advanced shall attract an annual interest rate of 100 BP. above the Overnight US Dollar LIBOR interest rate from time to time which shall accrue on a daily basis.

	7.4	Notwithstanding clause 7.3, the parties to this agreement agree that any failure by either of the Shareholders to provide capital at any time in accordance with the provisions of clause 7.2 on the date specified by the Board shall constitute an event of default for the purposes of clause 14.3(a).

8	GUARANTEES GIVEN BY THE SHAREHOLDERS

	8.1	Unless agreed by the Shareholders in writing, the aggregate amount of any liability arising under guarantees, indemnities and covenants (together guarantees) given at any time during the term of this agreement by the Shareholders (or either of them), whether jointly or severally, to secure the indebtedness and obligations of the Company and, if applicable, each subsidiary of the Company for the proper purposes of the Business shall be borne by the Shareholders pro rata to the number of Shares held by each Party, including any legal and other costs which the relevant guarantor may be ordered to pay or otherwise incurs in any action brought to enforce any such guarantees irrespective of whether or not the Shareholders are liable as co-sureties to the creditor enforcing the relevant guarantee and whether or not they are liable jointly or severally and by the same or different instruments.

	8.2	Where one of the Shareholders has made any payment or provided other consideration either:

		8.2.1	in consequence of a judgment given against the Shareholders (or either of them) or in consequence of any order made by a court of competent jurisdiction in any action brought to enforce any guarantees as are referred to in clause 8.2; or

Execution Version

	8.2.2	in proper satisfaction or compromise of any demand made on any Shareholder under any guarantee (including a payment into court which has been accepted) and, the quantum of that payment exceeds or would exceed that Shareholder’s pro rata share, in accordance with this clause 8.2, of the sum for which judgment has been entered or the claim has been satisfied or compromised (as the case may be), then that Shareholder shall be entitled to be indemnified by or to recover contribution from the other Shareholder.

8.3	If any judgment referred to in clause 8.2 is varied or reversed on appeal the amount of the final judgment (including any costs awarded) shall be borne by the Shareholders in the agreed proportions insofar as that amount exceeds the amount of any earlier judgment in the relevant action which may have been paid and borne by the Shareholders under this clause 8.

8.4	No payment shall be made by a Shareholder in satisfaction or compromise of any demand referred to in clause 8.2.2 and no steps shall be taken to appeal against any judgment or to recover from the Company (whether by right of indemnity or subrogation or otherwise) any sum of money paid to a claimant under any of the guarantees referred to in clause 8.2, without prior consultation with the other Shareholder.

8.5	Any sum payable by way of indemnity or contribution in accordance with this clause 8 shall be paid within 20 Business Days of receipt of written notice requesting payment together with evidence of payment under any of the guarantees referred to in clause 8.2 and if the Shareholder who is requested to indemnify or contribute fails to do so within that period, then the Shareholder making that claim for indemnification or contribution shall be entitled to be paid interest by the defaulting Shareholder on the amount of that indemnity or contribution at the rate of five per cent per annum above the base rate of Barclays Bank plc from time to time in force, which interest shall accrue on a daily basis from the date of the notice to the date of actual payment.

8.6	If at any time after one Shareholder has made payment to the other Shareholder under an indemnification or contribution in accordance with this clause 8, any Shareholder recovers all or part of any sum of money or other consideration paid or provided to a claimant under any of the guarantees, whether the money is recovered by right of indemnity or subrogation against the Company or by obtaining final judgment against that claimant in any action relating to any of the guarantees or in any other way, then the sum so recovered (including any award for costs previously borne by the Shareholders in the agreed proportions) shall be apportioned between the Shareholders in the agreed proportions and the Shareholder receiving the sum of money or other consideration shall account to the other Shareholder for its pro rata share of the sum of money or other consideration forthwith or as soon as practicable after receipt.

8.7	No Shareholder shall take or receive from the Company or any other person any security in connection with any guarantees given under clause 8.1 without the prior written consent of the other Shareholder. Any security so taken or received (or any sum of money received in respect of any guarantee) shall be held by the relevant Shareholder as trustee for the Shareholders so that they shall share the benefit of the security or money in the agreed proportions.

8.8	Nothing embodied in this agreement shall operate to deprive any Shareholder of any rights or remedies available to it at law against the other Shareholder as co-surety under a guarantee, except insofar as any right or remedies are inconsistent with or excluded by the terms of this agreement.

8.9	Each Shareholder shall upon request from time to time by the other Shareholder provide all evidence as may be reasonably required to establish that it has sufficient financial resources to meet its due proportion of any actual or contingent liability under the guarantees or under the provisions of this clause 8.

Execution Version

9	DISPOSAL OR CHARGING OF THE SHARES

No Shareholder shall, except with the prior written consent of the other, create or permit to subsist any pledge, lien or charge over, or grant any option or other rights or dispose of any interest in, all or any of the Shares held by it (otherwise than by a transfer of those Shares in accordance with the provisions of the Articles) and any person in whose favour any pledge, lien, or charge is created or permitted to subsist or any option or rights are granted or any interest is disposed of shall be subject to and bound by the same limitations and provisions as embodied in this agreement.

10	EXERCISE OF VOTING RIGHTS

Each Shareholder undertakes with the other as follows:

	10.1	to exercise all voting rights and powers of control available to it in relation to the Company so as to give full effect to the terms and conditions of this agreement including, where appropriate, the carrying into effect of its terms as if they were embodied in the Articles; and

	10.2	generally to use its best endeavours to promote the Business and the interests of the Company.

11	WARRANTIES

Each Party warrants to the other as at the date of this agreement that:

	11.1	it has full power and authority to enter into this agreement; and

	11.2	it has full power and authority and has obtained all necessary consents to perform the obligations expressed to be assumed by it under this agreement (and any other agreement or arrangement required to be entered into by it in connection with this agreement), that the obligations expressed to be assumed by it hereunder are legal and valid and are binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this agreement and each such other agreement and arrangement will not:

		11.2.1	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or, in the case of a corporation, under its constitutional documents; or

		11.2.2	result in a breach of any law or order, judgement or decree of any court governmental agency or regulatory body to which it is a party or by which it is bound.

12	anti-corruption

Each Shareholder undertakes to the other that:

	12.1	it will not, and will procure that the Company will not engage in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010;

	12.2	it has and will maintain in place, and will procure that the Company has and will maintain in place adequate procedures (within the meaning of section 7 of the Bribery Act 2010) to prevent any Associated Person from undertaking any conduct that would give rise to an offence under section 7 of the Bribery Act; and

Execution Version

	12.3	from time to time, at the reasonable request of the other Shareholder, it will confirm in writing that it has complied with its undertakings under clause 12.1 and 12.2 and will provide any information reasonably requested by the other Party to demonstrate compliance.

13	SURRENDER OF LOSSES ELIGIBLE FOR TAX RELIEF

Unless the Shareholders otherwise agree in writing, all of the Company’s trading losses and other amounts eligible for relief from taxation shall be carried forward by the Company and not surrendered (in whole or in part) to the Shareholders.

14	Call Option

	14.1	If either Shareholder commits or suffers an Event of Default (the Defaulting Shareholder), then the other Shareholder shall be entitled in its discretion to require the defaulting Shareholder to sell all (but not part) of the Shares held or beneficially owned by the Defaulting Shareholder (the Call Option Shares) by delivering a Call Option Notice.

	14.2	If a Call Option is exercised, the Shareholder exercising the Call Option shall deliver to the other Shareholder within 10 Business Days of the date of the Call Option Notice a duly executed transfer of the Call Option Shares in favour of the other Shareholder (or as it may direct) for the Prescribed Price. The Call Option Shares so transferred shall be deemed to be sold by the transferor with full title guarantee free from any lien, charge or encumbrance and with all rights attaching to those Call Option Shares with effect from the date of the transfer and clause 15 shall apply.

	14.3	For the purpose of this clause 14 the following expressions shall have the following meanings:

Call Option means the call option set out in clause 14.1;

Call Option Notice means a written notice delivered to a Defaulting Shareholder at any time within 15 Business Days of the date of the occurrence of the Event of Default stating that the Call Option is exercised;

Event of Default means the occurrence of any of the following:

(a) that Shareholder commits a material breach of its obligations under this agreement or the Articles and, in the case of a breach capable of remedy, failing to remedy that breach within 10 Business Days of being notified of that material breach in writing by the other Shareholder; or

(b) any distress, execution, sequestration or other process being levied or enforced upon or sued out against the property of that Shareholder which is not discharged within five Business Days; or

(c) the inability of either Shareholder to pay its debts in the normal course of business; or

Execution Version

		(d)	either Shareholder ceasing or threatening to cease wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholder (such approval not to be unreasonably withheld or delayed); or

		(e)	any encumbrancer taking possession of or an administrator, receiver or trustee being appointed over the whole or any part of the undertaking, property or assets of that Shareholder; or

		(f)	the making of an order or the passing of a resolution for the winding up of that Shareholder, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholder (such approval not to be unreasonably withheld);

		(g)	an event analogous to any of the events set out in paragraphs (b) to (f) (inclusive) in any overseas jurisdiction or under any foreign law; and

Prescribed Price shall mean such sum in respect of the Call Option Shares forming the subject matter of the Call Option as may be agreed between the Shareholders within 10 Business Days of the date of the Call Option Notice or (if such agreement cannot be reached) such sum as the auditors of the Company for the time being shall state to be in their opinion the fair value of the Call Option Shares forming the subject matter of the option as between a willing buyer and a willing seller contracting on arm’s length terms, having regard to the fair value of the Business as a going concern as at the date of the Call Option Notice and by reference to the current revenue and order book of the Company at that applicable time, but without taking into account (if it is the case) that the Call Option Shares represent a minority or majority interest in the Company.

15	COMPLETION OF SALES OF SHARES

	15.1	All sales of Shares to be made under this agreement between the Shareholders shall be completed at the registered office of the Company when, subject to the provisions of clause 15.2:

		15.1.1	the purchasing Shareholder (the Buyer) shall pay to the selling Shareholder (the Seller) the purchase price of the Shares in pounds sterling by way of CHAPS transfer;

		15.1.2	the Seller shall deliver to the Buyer a duly executed transfer of the shares to be sold accompanied by the relative certificate or certificates and such other documents as may be necessary to transfer the shares to the Buyer or its nominees;

		15.1.3	the Shareholders shall procure that any such transfer shall, subject to stamping, be approved for registration by the Board; and

		15.1.4	the Seller shall procure that the directors and officers of the Company who are nominees of the Seller shall resign.

	15.2	By way of security for the performance of a Defaulting Shareholder of its respective obligations under the Call Option, each of the Shareholders irrevocably appoints the other as his agent to do all such acts and execute all such documents as may be necessary to effect the sale and transfer of the Call Option Shares in accordance with clause 14.

Execution Version

	15.3	Notwithstanding any other provisions of this agreement or any other rights of the parties (including rights of set off at common law or in equity) the Company and/or the Buyer, as the case may be, shall be entitled to set off against any monies which would (but for this clause 15.3) be payable or repayable by the Company or the Buyer to the Seller any amount or amounts owed to or claimed by the Company or the Buyer, as the case may be, by or from the Seller (including any sums in respect of breaches of the provisions of this agreement).

16	Intellectual Property

	16.1	Any Intellectual Property owned by a Shareholder or created by a Shareholder during the course of this agreement shall remain the property of that Shareholder and that Intellectual Property shall not vest in the Company or the other Shareholder.

	16.2	The parties acknowledge that Party A intends to exclusively licence the brand “24 Hours of Le Mans” or such other brand as agreed by Party A to the Company subject always to a licence agreement in a form acceptable to by Party A.

17	CONFIDENTIALITY

	17.1	Each Shareholder shall use its best endeavours to keep confidential (and to ensure that its employees, agents, subsidiaries and other companies controlled by it, and the employees and agents of those subsidiaries and other companies, shall keep confidential) any Confidential Information and shall not use or disclose any such information except:

		17.1.1	with the prior written consent of the other Shareholder;

		17.1.2	as may be required by law (including without limitation any order of a court of competent jurisdiction) or by the rules of any recognised stock exchange, or governmental or other regulatory body (when the party concerned shall, if practicable, supply a copy of the required statement, release or disclosure to the other Shareholder and incorporate any amendments or additions reasonably requested by it);

		17.1.3	where it relates to the Company or any of its subsidiaries and is disclosed in good faith for the advancement of the business of the Company or its subsidiaries or;

		17.1.4	where it has come into the public domain otherwise than by the breach by that Party of this clause.

	17.2	Each of the Shareholders shall use all reasonable endeavours to procure that the Company and, if applicable, each of its subsidiaries ensure that their officers, employees and agents observe a corresponding obligation of confidence to that set out in clause 17.1.

	17.3	The obligations of each of the Shareholders in clause 17.1 shall continue without limit in time and notwithstanding termination of this agreement for any cause.

	17.4	No Party shall be entitled to make or permit or authorise the making of any press release or other public statement or disclosure concerning this agreement or any of the transactions contemplated in it except as permitted above or with the prior written consent of the other parties.

Execution Version

18	NO PARTNERSHIP

None of the provisions of this agreement shall be deemed to constitute a partnership between the Shareholders and neither of them shall have any authority to bind the other in any way.

19	COSTS

	19.1	Each Shareholder shall bear its own costs in connection with the preparation and execution of this agreement.

	19.2	All costs, legal fees, registration fees, capital duty and other expenses incurred in the formation of the Company shall be borne and paid by the Company.

20	DURATION

	20.1	This agreement shall continue in full force and effect until the first to occur of the following dates:

		20.1.1	the date on which the Shareholders cease to be beneficially entitled in aggregate to 25 per cent or more of the equity share capital of the Company or otherwise cease between them to control (as defined by section 450 of the CTA) the affairs of the Company; or

		20.1.2	the date of commencement of the Company’s winding-up, provided that the terms of this agreement shall nevertheless continue to bind the Shareholders after such termination to such extent and for so long as may be necessary to give effect to the rights and obligations embodied in this agreement.

	20.2	This agreement shall cease to have effect as regards any Shareholder who ceases to hold any shares in the Company save for any provisions of this agreement which are expressed to continue in force after that termination (including without limitation, clauses 17 (Confidentiality), 25 (Severability) 30 (Choice of Law and Jurisdiction) and to give effect to the rights and obligations embodied in this agreement.

21	ASSIGNMENT

Neither of the Shareholders shall assign or transfer or purport to assign or transfer any of its rights or obligations under this agreement without the prior written consent of the Board, except to a wholly owned subsidiary of the proposing assignor upon that subsidiary executing a deed in accordance with the provisions of clause 22 and the assignor guaranteeing by deed under seal the due performance of the assignee’s obligations under that deed.

22	SUCCESSORS AND ASSIGNS

This agreement shall enure for the benefit of and be binding on the respective successors in title and permitted assigns of each Shareholder who shall procure that upon transferring any of its Shares in accordance with this agreement or the Articles, that each transferee shall execute a deed of adherence.

23	THIRD PARTY RIGHTS

A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

Execution Version

24	WAIVER, FORBEARANCE AND VARIATION

24.1	No failure or delay in exercising or enforcing any right or remedy under this agreement shall constitute a waiver of that right or remedy and no single or partial exercise or enforcement of any right or remedy under this agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy. A waiver of a breach of any of the terms of this agreement or of a default under this agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this agreement. A waiver or a breach of any of the terms of this agreement or of a default under this agreement will not prevent a Party from subsequently requiring compliance with the waived obligation. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.

24.2	This agreement shall not be varied or cancelled, unless that variation or cancellation shall be expressly agreed in writing by a duly authorised director of each Party.

25	SEVERABILITY

If any of the provisions of this agreement is found by a court or other competent authority to be void or unenforceable, that provision shall be deemed to be deleted from this agreement and the remaining provisions of this agreement shall continue in full force and effect. Notwithstanding the foregoing, the Shareholders shall, immediately following the decision as to the validity or enforceability of a provision, negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

26	ENTIRE AGREEMENT

26.1	This agreement and the documents referred to in it, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this agreement. Each of the Shareholders acknowledges and agrees that in entering into this agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding, (whether negligently or innocently made) of any person (whether a Party or not) other than as expressly set out in this agreement as a warranty. The only remedy available to the Shareholders for breach of the Warranties shall be for breach of contract under the terms of this agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

26.2	Notwithstanding clause 26.1, it is acknowledged that the parties intend to review and, if required, amend the contents of this agreement when the Board determines that the Company is ready to implement the development of an e-gaming platform in connection with Business which will be made available to the wider public.

27	THE TERMS OF THIS AGREEMENT TO PREVAIL

In the event of any ambiguity or conflict arising between the terms of this agreement and those of the Articles, the terms of this agreement shall prevail as between the Shareholders.

28	NOTICES

28.1	Any notice given under this agreement may be:

	28.1.1	delivered by hand or courier;

Execution Version

	28.1.2	sent by prepaid first class recorded delivery post (airmail if posted to or from a place outside the United Kingdom) to the postal address and for the attention of the person specified or referred to in clause 28.5 (or such other address or person as each Party may notify to the other in accordance with clause 28.6); or

	28.1.3	sent by email.

28.2	Any notice referred to in clause 28.1 shall be deemed to have been given:

	28.2.1	if delivered by hand or courier, at the time of delivery;

	28.2.2	if sent by pre-paid first class recorded delivery post, at 10.00 am on the second Business Day after the day it is posted;

	28.2.3	if sent by airmail, at 10.00 am local time (at the place of receipt) on the fifth Business Day after it is posted; or

	28.2.4	if sent by email, one hour after the time of despatch provided it is sent before 4.00 pm local time (at the place of receipt) on any Business Day and in any other case at 10.00 am local time (at the place of receipt) on the next following Business Day after the date of despatch.

28.3	Where a notice is sent to a Party (the Recipient) by email, the Party sending the notice (the Sender) must send or deliver a copy of such notice to the Recipient in accordance with the provisions of clause 28.1.1 or clause 28.1.2 by 5.00 pm on no later than the fifth Business Day after the date on which the original notice is deemed to have been delivered in accordance with clause 28.2.4. Failure by the Sender to send or deliver such copy notice shall not invalidate the service or delivery of the original notice (or delay the time the original notice is deemed to have been given under clause 28.2).

28.4	In proving the sending or delivery of a notice it shall be enough to prove that delivery was made, that the envelope containing the notice was properly addressed and sent to the relevant postal address as a pre-paid first class recorded delivery letter or a valid email was properly sent to the relevant email address, in each case in accordance with this clause 28.

28.5	The following are (or refer to) the addresses of Party A and Party B for the purposes of this clause 28:

Party A	Party B

Address: As set out at the start of this agreement (marked for the attention of Pierre Lucas).	Address: As set out at the start of this agreement (marked for the attention of Amanda LeCheminant).

Email address: p.lucas@lemans.org	Email address: amanda@motorsport.com

28.6	A Party may notify the other Party of a change to its name, postal address, email address or relevant contact for the purposes of clause 28.5. Such notice shall be effective on the fifth Business Day after the date on which such notice is deemed to have been sent or delivered in accordance with this clause 28 or such later date as may be specified in the notice.

28.7	For the purposes of this clause 28, notice shall include any request, demand, instruction, information, communication or other document.

28.8	This clause 28 does not apply to the service of any proceedings or other documents in any legal action or proceedings.

29	COUNTERPARTS

This agreement may be executed in any number of counterparts by the different parties or separate counterparts, each of which, when executed and delivered, shall constitute an original but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this agreement (but, for the avoidance of doubt, not just the signature page) by facsimile transmission or in pdf format shall take effect as delivery of an executed counterpart of this agreement. If such method is adopted, without prejudice to the validity of this agreement, each Party shall provide the others with the original assigned counterpart agreement as soon as reasonably practicable following the date of this agreement.

30	CHOICE OF LAW AND JURISDICTION

30.1	This agreement shall be governed by and construed in accordance with English Law.

30.2	Each Party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters (including non-contractual matters) arising out of or in connection with this agreement).

This agreement has been signed and dated by and on behalf of the Parties on the date stated at the beginning of it.

Execution Version

SCHEDULE 1 – Deed of adherence

THIS DEED OF ADHERENCE is made on	20[●]

BETWEEN:

(1)	[[●] of [●]] [[●] LIMITED (company number [●]) whose registered office is at [●]] (“Covenantor”);

(2)	[●] LIMITED (registered in England and Wales under number [●]) whose registered office is at [●] (the “Company”);

(3)	[Current Shareholders].

BACKGROUND:

(A)	This deed is supplemental to a shareholders’ agreement made on 20[●] between [●] (as amended by [insert details of any instrument modifying the original agreement])] (Shareholders’ Agreement).

(B)	The Covenantor wishes to be registered as the holder of [number] [A] [B] Shares.

AGREED TERMS:

1	Words and expressions defined in the Shareholders’ Agreement shall (unless the context requires otherwise) have the same meaning when used in this deed.

2	The Covenantor confirms that [it][he] has been supplied with a copy of the Shareholders’ Agreement (a copy of which is attached to this deed and has been initialled by or on behalf of each of the parties (Parties)) and covenants with each of the Parties to observe, perform and be bound by all the terms of the Shareholders’ Agreement other than Clauses [●] as if [it][he] were a party to it or named in it as [●].

3	Each of the other parties to this deed covenants with the Covenantor that the Covenantor shall be entitled to the benefit of the terms of the Shareholders’ Agreement as if [it][he] were a party to it and named in it as [●].

4	The Covenantor acknowledges, for the avoidance of doubt, that [it][he] is not relying on any warranties or representation made to [it][him] by any other shareholder.

5	This deed shall be governed by and construed in accordance with English law.

The Parties intend this document to be a deed and accordingly they execute and deliver it as such.

[SIGNATURE BLOCKS]

Execution Version

SIGNED on behalf of AUTOMOBILE CLUB DE L’OUEST	)	/s/ Pierre Fillon
	)	Authorised Signatory Pierre Fillon

[JV Agreement signature page – Party A]

Execution Version

SIGNED on behalf of MOTORSPORT GAMING US LLC	)	/s/ Mike Zoi
	)	Authorised Signatory Mike Zoi

[JV Agreement signature page – Party B]

Execution Version

SIGNED on behalf of LE MANS ESPORTS SERIES LIMITED	)	/s/ Gerard Neveu
	)	Authorised Signatory Gerard Neveu

[JV Agreement signature page – Company]